Exhibit 10.1

374Water Inc.

100 Southcenter Court, Suite 200

Durham, NC 27560

DELIVERED BY E-MAIL

December 14, 2025

Yaacov (Kobe) Nagar

[*****]

Dear Mr. Nagar:

This letter (this “Agreement”) constitutes the agreement between 374Water Inc., a Delaware corporation (the “Company”), and Yaacov (Kobe) Nagar (“Stockholder”), with respect to the matters set forth below. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them below.

1. Board Composition and Reverse Stock Split.

(a) Deanna Rene Estes will tender her resignation as a member of the Board of Directors of the Company (the “Board”), which resignation shall be effective following and no later than the date that the inspector of elections for the 2025 Special Meeting of stockholders of the Company to be held online at https://edge.media-server.com/mmc/go/SCWO2025SG on Monday, December 15, 2025 , or at any adjournment or postponement thereof (the “Special Meeting”), certifies that the Company’s stockholders approved and adopted by the requisite vote at the Special Meeting the Reverse Stock Split Proposal (used herein as defined in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on November 3, 2025).

(b) The Company shall collaborate in good faith with Stockholder to identify three individuals to be appointed to the Board (the “Candidates”), (x) each of whom shall be mutually acceptable to the Board and Stockholder, and (y) one of whom shall be an “audit committee financial expert” under Item 407(d)(5) under Regulation S-K and a financially sophisticated audit committee member under Rule 5605(c)(2)(A) under the Nasdaq Stock Market LLC listing standards (the “Financial Expert Candidate”). Stockholder and the Company may each submit names of individuals to be Candidates and the parties shall (i) in good faith consider any such individual and (ii) have the opportunity to interview any such individual.

(c) Buddie Joe (BJ) Penn has agreed to resign as a member of the Board contingent upon the identification of a Candidate satisfying the criteria set forth in clause (x) of Section 1(b) hereof.

(d) James M. Vanderhider has agreed to resign as a member of the Board contingent upon the identification of the Financial Expert Candidate satisfying the requirements set forth in clauses (x) and (y) of Section 1(b) hereof.

(e) The Company covenants that the Board will, consistent with the fiduciary duties of the directors, not appoint any person to fill the vacancies resulting from the resignations contemplated by this Section 1 other than a Candidate satisfying the criteria set forth in in clause (x) of Section 1(b) hereof.

(f) If the Reverse Stock Split Proposal is approved and adopted by the requisite vote of the Company’s stockholders at the Special Meeting, the Company covenants that the Board will, consistent with the fiduciary duties of the directors, take all necessary action to effect the contemplated reverse stock split contemplated by the Reverse Stock Split Proposal at a ratio of 1-for-10 shares.

2. Voting Commitment; Power of Attorney and Proxy. Stockholder shall, or shall cause its Representatives to, appear in person or by proxy at the Special Meeting and to vote all shares of common stock of the Company beneficially owned (as defined in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act) by Stockholder and which Stockholder is entitled to vote as of the record date for determining the stockholders entitled to vote at the Special Meeting, in accordance with the Board’s recommendations with respect to all proposals submitted to stockholders at the Special Meeting. In order to secure the obligations set forth in this Section 2, prior the Termination Date, Stockholder hereby irrevocably appoints Stephen J. Jones, the Company’s interim chief executive officer, as his attorney-in-fact and proxy, as applicable, in each case, with full power of substitution, for and in the name, place and stead of Stockholder, to represent and take all action to vote or cause to be voted all shares of common stock of the Company beneficially owned (as defined in Rules 13d-3 and 13d-5(b)(l) promulgated under the Exchange Act) by Stockholder and which Stockholder is entitled to vote as of the record date for determining the stockholders entitled to vote at the Special Meeting, in accordance with this Section 2. This power of attorney and proxy is coupled with an interest and Stockholder intends the same to be irrevocable to the fullest extent permitted by law. Stockholder hereby revokes any proxy previously granted by the Stockholder. The Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Stephen J. Jones the power to carry out and give effect to this power of attorney and proxy.

3. Regulatory Filings. As promptly as practicable following the execution of this Agreement by the parties hereto, the Company shall file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K and definitive additional proxy materials reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto. No party shall make any statement inconsistent with the foregoing in connection with the announcement of this Agreement. Stockholder shall comply with the requirements of Section 13(d) of the Exchange Act.

4. Defined Terms. As used in this Agreement, the term:

(a) “Exchange Act” means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(b) “person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(c) “representatives” of a party means such party’s affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and its and their principals, directors, trustees, members, general partners, managers, officers, employees, agents, and other representatives; and

(d) “Termination Date” means the date that is the earlier of (i) appointment of the third Candidate contemplated by Section 1 hereof and (ii) in the event that any party materially breaches this Agreement, the date that is thirty (30) calendar days following written notice of such breach from the non-breaching party, if such breach (if capable of being cured) has not been cured by such date, or, if impossible to cure within thirty (30) calendar days, such party has not taken substantive action to correct by such date.

5. Representations and Warranties.

(a) Stockholder represents and warrants that (i) it has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, and (ii) this Agreement has been duly and validly authorized, executed, and delivered by Stockholder, constitutes a valid and binding obligation and agreement of Stockholder.

(b) The Company represents and warrants that (i) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, and (ii) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of the Company.

6. Non-Reliance.

(a) The Company hereby acknowledges and agrees that, except for the representations and warranties contained in Section 5(a) of this Agreement, neither Stockholder nor any other person on behalf of Stockholder makes, and the Company is not relying upon, any other express or implied representation or warranty with respect to

Stockholder or with respect to any other information provided by or on behalf of Stockholder (including as to the accuracy and completeness thereof).

(b) Stockholder hereby acknowledges and agrees that, except for the representations and warranties contained in Section 5(b) of this Agreement, neither the Company nor any other person on behalf of the Company makes, and Stockholder is not is relying upon, any other express or implied representation or warranty with respect to the Company or with respect to any other information provided by or on behalf of the Company (including as to the accuracy and completeness thereof).

7. Termination. This Agreement will terminate at the Termination Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Section 4 and Sections 7 through 16 shall survive termination of this Agreement.

8. Remedies. The Company and Stockholder acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Stockholder will each respectively be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND STOCKHOLDER AGREE (1) THE NON- BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

9. Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement constitutes the only agreement between Stockholder and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported Transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by both parties. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

11. Governing Law.

(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or Stockholder in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery does not have or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action arising out of or relating to this Agreement in any court other than the Chosen Courts.

12. Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other person.

13. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

If to the Company:

374Water Inc.

100 Southcenter Court, Suite 200

Morrisville, NC 27560

Attention: Russell Kline

Email: [*****]

with a copy (which shall not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP

650 California St, Suite 2400

San Francisco, CA 94108

Attention J.T. Ho

Email: jtho@cgsh.com

and

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market St., 16th Floor

Wilmington, DE 19801

Attention: Kyle A. Pinder

Email: kpinder@morrisnichols.com

If to Stockholder:

Yaacov (Kobe) Nagar

[*****]

At any time, any party may, by notice given in accordance with this Section 13 to the other party, provide updated information for notices hereunder.

14. Interpretation. Each party cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

15. Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

16. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement shall constitute a binding agreement among us.

Very truly yours,

374WATER Inc.

By	/s/ Stephen J. Jones
Name: Stephen J. Jones
Title: Interim Chief Executive Officer

Accepted and agreed to as of the date first written above:

/s/ Yaacov (Kobe) Nagar
Yaacov (Kobe) Nagar

[Signature Page to Letter Agreement]